                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                    INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on August 27, 2014. The Meeting was held for the following purpose:

(1). Elect four Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, and elect one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             Votes      Votes
 Matter                                                       For      Against
 ------                                                    ---------- ---------
 (1). David C. Arch....................................... 43,415,683 3,473,541
      Larry Soll.......................................... 43,367,700 3,521,524
      Philip A. Taylor.................................... 43,523,198 3,366,026
      Wayne W. Whalen..................................... 43,386,150 3,503,074
      Frank S. Bayley/(P)/................................      2,139         0

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/(P)/  Election of Trustee by preferred shareholders only.